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                                                                    Exhibit 3.21

                          CERTIFICATE OF INCORPORATION
                                      -of-
                                 VANTRANS, INC.

            1. The name of the corporation is

                                 VANTRANS, INC.

            2. The address of its registered office in the State of Delaware is No. 100 West Tenth Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            4. The total number of shares of stock which the corporation is authorized to issue is one thousand (1,000) and the par value of each of such shares is One Hundred Dollars ($100.00) amounting in the aggregate to One Hundred Thousand Dollars ($100,000.00).

            The name and mailing address of the incorporator is:

NAME                          MAILING ADDRESS
----                          ---------------

Mark R. Joseph                1114 Avenue of the Americas
                              New York, New York 10036

            6. The corporation is to have perpetual existence.

            7. The corporation shall indemnify to the full extent authorized by the laws of the State of Delaware any person who was or is a party or is threatened to be
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made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint-venture, trust or other enterprise.

            8. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

      I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 3rd day of October, 1975.


                                    /s/ Mark R. Joseph
                                    ---------------------------
                                    Mark R. Joseph
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STATE OF NEW YORK  )
                   :  ss.:
COUNTY OF NEW YORK )

            BE IT REMEMBERED THAT on this 3rd day of October A.D., 1975, personally came before me, Ruta Lacis a Notary Public in and for the County and State aforesaid, MARK R. JOSEPH, signatory of the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged the said Certificate to be his act and deed, and that the facts therein stated are truly set forth.

            GIVEN under my hand and seal of office the day and year aforesaid.


                                    /s/ Ruta Lacis
                                    ----------------------------------

NOTARIAL SEAL

                                              RUTA LACIS
                                    NOTARY PUBLIC, State of New York
                                             No. 24-4525102
                                      Qualified in Kings County
                                    Commission Expires March 30, 1976